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                               STATEMENT REGARDING
                        COMPUTATION OF EARNINGS PER SHARE
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                        BASIC          Diluted
                                                         EPS             EPS
                                                       -------        ---------

Weighted average shares of Common
  Stock outstanding                                   54,177,609     54,177,609


ESOP:
-----------
   Total ESOP shares available           5,022,854
   Shares committed to be released       1,655,268
                                        -----------
                                                      (3,367,586)    (3,367,586)

RRPs
-----------

Shares purchased, but not yet allocated ..........        (8,425)        (8,425)
                                                     ------------    -----------

Total weighted average shares outstanding ........    50,801,598     50,801,598

Dilutive effect of Stock Options:

Incremental shares under treasury stock method: ..          --        2,084,593


                                                     -----------    -----------

Total average common and common stock equivalents     50,801,598     52,886,191

Net Income .......................................    45,047,610     45,047,610
Less: Preferred Stock dividends declared .........    (6,000,000)    (6,000,000)

                                                     -----------    -----------

                                                      39,047,610     39,047,610

                                                     -----------    -----------

EARNINGS PER SHARE ...............................   $      0.77    $      0.74
                                                     -----------    -----------